Exhibit 10.1

EXECUTIVE OFFICER RETIREMENT AGREEMENT

EXECUTIVE OFFICER RETIREMENT AGREEMENT entered into this 17th day of July 2019, by and between Teradyne, Inc., a Massachusetts corporation (“Teradyne” or the “Company”), and the undersigned executive officer of Teradyne (“Executive”).

WITNESSETH:

WHEREAS, the Executive is retiring from the Company effective July 17, 2019 (the “Retirement Date”).

WHEREAS, Teradyne recognizes the contributions the Executive has made to the success of the Company and wishes to ensure the Executive does not engage in any business competitive with the Company following his retirement for the period from the Retirement Date through January 31, 2023 (the “Non-Competition Period”).

WHEREAS, Teradyne and Executive desire to set forth certain terms and conditions relating to the Executive’s retirement from Teradyne.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1.    Consideration.

In consideration for the signing of the Release attached as Schedule B as well as the promises and covenants including the Non-Competition and Non-Solicitation provision set forth herein, the Company agrees to the following treatment of the portions of the Executive’s outstanding equity grants which remain unvested as of the Retirement Date; provided that such treatment shall be subject to Section 2 hereof and full compliance by the Executive with Section 4 hereof:

a)	Any unvested, time-based restricted stock units granted before 2019 shall continue to vest during the Non-Competition Period;

b)

Any unvested, time-based restricted stock units granted in 2019 prior to the Retirement Date shall continue to vest during the Non-Competition Period in a pro-rated amount based on the number of days that the Executive was employed during 2019;

c)	Any unvested stock options granted before 2019 shall continue to vest and become exercisable during the Non-Competition Period;

d)

Any unvested stock options granted in 2019 prior to the Retirement Date shall continue to vest and become exercisable during the Non-Competition Period in a pro-rated amount based on the number of days that the Executive was employed during 2019;

e)

Any vested stock options as of the Retirement Date or stock options that become vested during the Non-Competition Period may be exercised for the remainder of the generally applicable term of such option, which in all cases is no later than seven (7) years from the respective dates of grant;

f)

Any unvested, performance-based restricted stock units awarded more than 365 days prior to the Retirement Date shall vest on the date the amount of shares underlying the performance-based restricted stock units are determined at the end of the three-year performance period at the performance level determined by the Board as set forth in the applicable performance-based restricted stock unit agreement; and

g)

Any unvested, performance-based restricted stock units awarded less than 365 days prior to the Retirement Date shall vest on the date the amount of shares underlying the performance-based restricted stock units are determined at the end of the performance period (i) in a pro-rated amount of shares based on the number of days that the Executive was employed during the 365 calendar day period following the grant date, and (ii) at the performance level determined by the Board as set forth in the applicable performance-based restricted stock unit agreement.

Schedule A attached hereto and incorporated herein is a complete list of the Executive’s outstanding equity grants from the Company as of the Retirement Date. The parties agree that, except as otherwise provided herein, the terms of the Executive’s existing equity award agreements shall continue in effect and that any portion of the Executive’s outstanding equity grants which are not vested by reason of the application of Section 1(a), (b), (c), (d), (f) and (g) shall be forfeited as of the last day of the Non-Competition Period or on such earlier date pursuant to Section 2 or Section 4. Notwithstanding anything to the contrary herein, the settlement date for equity grants that become vested by reason of the application of Section 1(a), (b), (f) and (g) shall occur no later than December 31 of the year in which such vesting occurs.

Executive acknowledges that he is not and would not be entitled to the consideration described in this Section 1 absent his execution and non-revocation of this Agreement and the release. The consideration described in this Section 1 is in addition to other retirement and/or pension benefits to which the Executive may be entitled associated with the Executive’s retirement. The parties acknowledge that Executive shall not be entitled to any severance or separation payment or benefit associated with his retirement, other than all accrued wages and unused vacation time as of the Retirement Date. The Executive acknowledges and agrees that his termination of employment with the Company shall not be considered a retirement for purposes of his unvested equity grants which are outstanding as of the Retirement Date and that the settlement or exercise of rights under such grants shall not be accelerated.

2.    Conditions to Consideration.

The consideration and entitlements set forth above in Section 2 shall be conditioned on Executive’s signing, and not revoking, a Release, in the form attached as Schedule B, within twenty-one (21) days following the Retirement Date, plus any legally required revocation period.

3.    Compensation in connection with Retirement.

Executive shall receive the following compensation in connection with his retirement:

a)	Variable compensation payment for 2019 pro-rated to the Retirement Date paid in accordance with and at the time consistent with the Company’s standard practice;

b)	Profit sharing payments, if any, for 2019 made in accordance with the Company’s standard practice; and

c)	All other compensation and benefits to which the executive is currently entitled in connection with his employment or his retirement.

4.    Non-Competition and Non-Solicitation.

During the Non-Competition Period, Executive shall not directly or indirectly:

a)

Engage in any business or enterprise (whether as an owner, partner, officer, Executive, director, investor, lender, consultant, independent contractor or otherwise, except as the holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company) that is competitive with Teradyne (including but not limited to, any business or enterprise that develops, designs, produces, markets, sells or renders any product or service competitive with any product or service developed, produced, marketed, sold or rendered by Teradyne while Executive was employed by Teradyne);

b)

Either alone or in association with others, recruit, solicit, hire or engage as an independent contractor, any person who was employed by Teradyne at any time during the period of Executive’s employment with Teradyne, except for an individual whose employment with Teradyne has been terminated for a period of six months or longer; or

c)

Either alone or in association with others, solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any client or customer or entity that was a prospective client or customer of Teradyne during the Executive’s employment.

If any restriction set forth in this Section 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

Executive acknowledges that the restrictions contained in this Section 5 are necessary for the protection of the business and goodwill of Teradyne and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section 5 will cause Teradyne irreparable harm and therefore, in the event of any such breach, in addition to such other remedies that may be available, Teradyne shall have the right to seek equitable and/or injunctive relief.

The geographic scope of this Section 4 shall extend to anywhere Teradyne or any of its subsidiaries is doing business, has done business or has plans to do business.

Executive agrees that during the Non-Competition Period, he will make reasonable good faith efforts to give verbal notice to Teradyne of each new business activity he plans to undertake, at least (5) business days prior to beginning any such activity.

If Executive violates the provisions of this Section 4, Teradyne shall be entitled to discontinue any continued vesting per Section 1 and all equity grants subject to this Agreement which are unvested as of the date of the violation shall be forfeited. Executive shall nevertheless continue to be bound by the restrictions set forth in this Section 4 for an additional period of time equal to the duration of the violation, such additional period not to exceed 24 months from the end of the Non-Competition Period.

5.    Deferred Compensation/Section 409A.

Notwithstanding any other provision of this Agreement, if the Executive is a “specified employee” at the time of the Executive’s “separation from service” as such terms are defined in Section 409A of the Code, all payments, benefits, or removal of restrictions on the transfer of equity under this Agreement with respect to the Executive’s “separation from service” that constitute compensation deferred under a nonqualified deferred compensation plan as defined in Section 409A of the Code and regulations thereunder for which an exemption does not apply and to which such the Executive as a “specified employee” would otherwise be entitled during the first six months following the date of “separation from service” shall be made on the first day of the seventh month after the date of “separation from service” (or, if earlier, the date of death of the Executive).

For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A and regulations thereunder or payments that are made under separation pay plans as described in Treasury Regulation Section 1.409A-1(b)(9)(ii), (iii) or (iv), shall not be treated as deferred compensation unless applicable law requires otherwise. Neither Teradyne nor the Executive shall have the right to accelerate or defer the delivery of any payments or benefits under this Agreement except to the extent specifically permitted or required by Section 409A.

This Agreement is intended to comply with the provisions of Section 409A and regulations thereunder and the Agreement shall, to the extent practicable, be construed and administered in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, Teradyne makes no representations or warranty and shall have no liability to the Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

6.    Governing Law and Dispute Resolution.

This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, other than its choice of law rules, and this Agreement shall be deemed to be performable in Massachusetts. The Executive and the Company agree that any dispute, controversy or claim arising between the parties relating to this Agreement shall be resolved by final and binding arbitration before a single arbitrator, except that the parties may seek equitable relief in court to preserve the status quo pending final resolution in arbitration. The arbitrator shall be selected in accordance with the Employment Dispute Resolution rules of the American Arbitration Association (“AAA”) pertaining at the time the dispute arises. The parties agree that such arbitration shall take place at the offices of the AAA in Boston, Massachusetts. In such arbitration proceedings, the arbitrator shall have the discretion, to be exercised in accordance with applicable law, to award any damages permitted by law, and to allocate among the parties the arbitrator’s fees, tribunal and other administrative and litigation costs and, to the prevailing party, reasonable attorneys’ fees. The award of the arbitrator may be confirmed before and entered as a judgment of any court having jurisdiction of the parties.

7.    Severability.

In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed to the maximum extent permitted by law.

8.    Waivers and Modifications.

This Agreement may be modified, and the rights, remedies and obligations contained in any provision hereof may be waived, only in accordance with this Section 8. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

9.    Assignment.

This Agreement, and Executive’s and Teradyne’s rights and obligations hereunder, may not be assigned by Executive or Teradyne; any purported assignment by Executive or Teradyne in violation hereof shall be null and void.

10.    Entire Agreement.

This Agreement, including Schedule A and Schedule B, constitutes the entire understanding of the parties relating to the subject matter hereof and supersedes all agreements, written or oral, made prior to the date hereof between Executive and Teradyne relating to the subject matter hereof, except for the attached Release once executed, and the equity award agreements, as modified hereby, between Teradyne and Executive.

11.    Notices.

All notices hereunder shall be in writing and shall be delivered in person or mailed by certified or registered mail, return receipt requested, addressed as follows:

If to Teradyne, to:	Teradyne, Inc.
600 Riverpark Drive North Reading, MA 01864
Attention: General Counsel

If to Executive, at Executive’s address in his employment file on record with the Human Resources Department.

12.    Cooperation.

Executive agrees to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with Company counsel to prepare for trial or discovery or an administrative hearing or alternative dispute resolution and to act as a witness when requested by the Company at reasonable times designated by the Company.

13.    Return of Property.

No later than the Retirement Date, Executive shall return to the Company all Company property in his possession or control, including all electronic documents

14.    Non-Disparagement.

The Executive understands and agrees that in consideration for the covenants, terms and conditions herein, he shall not make any false, disparaging or derogatory statements to any third person or entity, including any media outlet, in public or private regarding the Company’s directors, officers, executives, agents, or representatives or the Company’s business affairs and financial condition. The Company understands and agrees that in consideration for the covenants, terms and conditions herein, it shall cause its directors and executive officers to not make any false, disparaging or derogatory statements to any third party or entity, including any media outlet, in public or private, regarding the Executive.

15.    Confidential Information

The Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company concerning the Company or any affiliate are the property of the Company. The Executive agrees that he will not use, publish or disclose, at any time after the Retirement Date, any secret or confidential information or data concerning any discovery, invention, opportunity, product, design, formula, algorithm or process, or any secret or confidential production, sales or other business information, relating to the Company or any client, subsidiary or affiliate of the Company which he may acquire or have acquired during any period of employment with the Company or any affiliate. The term “confidential information” shall not include information that is in the public domain at the time of the disclosure. The Executive further agrees to turn over at or prior to the expiration of his employment all tangible forms of such information in his possession or under his control, including drawings, specifications, models, customer lists and other documents and records as well as all copies and reproductions thereof. Prior to or concurrent with any cessation of services hereunder, the Executive shall reduce to writing and deliver to the Company such information as the Company may reasonably request to the extent that such information pertains to the business and operations of the Company and its subsidiaries and affiliates and any product or service offered by the Company or its affiliates.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

TERADYNE, INC.		EXECUTIVE

By:	/s/ Michael Callahan	/s/ Gregory Beecher
Name:	Michael Callahan	Name: Gregory Beecher
Title:	Vice President and Corporate Controller

SCHEDULE B

Release

In consideration of the payments and benefits described in the Executive Officer Retirement Agreement dated July 17, 2019 between me and Teradyne, Inc. (the “Company”), all of which I acknowledge I would not otherwise be entitled to receive, I hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its successors and assigns and their respective officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and Executives (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which I ever had or now have against the Released Parties arising out of my employment with and/or termination or separation from the Company or relating to my relationship as an officer or in any other capacity for the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq.; the Americans With Disabilities Act of 1990, as amended; the Worker Adjustment and Retraining Notification Act; the Civil Rights Act of 1991; the National Labor Relations Act, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Older Workers Benefit Protection Act; the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Immigration Reform and Control Act; the Fair Credit Reporting Act; the Equal Pay Act; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H and 11I; the Massachusetts Equal Rights Act, G.L. c. 93, § 102; the Massachusetts Labor and Industries Act, G.L. c. 149, § 1 et seq.; the Massachusetts Parental Leave Act, G.L. c. 149, § 105D; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 148C, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.; The Massachusetts Leave Law for Victims and Family Members of Abusive Behavior, G.L. c.149, § 52E; et seq.; The Massachusetts Earned Sick Time Law, G.L. c.149, § 148C), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to stock or stock options; and any claim or damage arising out of my employment with, termination or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that notwithstanding the foregoing, the Company agrees and hereby acknowledges that this Release Agreement is not intended to and does not (i) apply to any claims I may bring to enforce the terms of the Executive Officer Agreement, (ii) release the Company of any obligation it may have pursuant to a written agreement, the Company’s articles of organization or bylaws, or as mandated by statute to indemnify me as an officer of the Company; and (iii) release the Company of any obligation to provide and/or pay benefits to me or my estate, conservator or designated beneficiary(ies) under and in accordance with the terms of any applicable Company benefit plan and/or program; provided further, that nothing in this Release Agreement prevents me from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that I acknowledge that I may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: Because I am 40 years of age or older, I have been informed that I have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and I agree that:

In consideration for the payments and benefits described in the Executive Officer Agreement, which I am not otherwise entitled to receive, I specifically and voluntarily waive such rights and/or claims under the ADEA I might have against the Released Parties to the extent such rights and/or claims arose prior to the date this Release Agreement was executed;

I understand that rights or claims under the ADEA which may arise after the date this Release Agreement is executed are not waived by me;

I was advised that I have at least 21 days within which to consider the terms of this Release Agreement and to consult with or seek advice from an attorney of my choice or any other person of your choosing prior to executing this Release Agreement;

I have carefully read and fully understand all of the provisions of this Release Agreement, and I knowingly and voluntarily agree to all of the terms set forth in this Release Agreement; and

In entering into this Release Agreement I am not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

Period for Review and Consideration of Agreement:

I acknowledge that I was informed and understand that I have twenty-one (21) days to review this Release Agreement and consider its terms before signing it. The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

Accord and Satisfaction: The amounts set forth in the Executive Officer Agreement shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Released Parties to me, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, cash awards, equity awards, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

Revocation Period: I may revoke this Release Agreement at any time during the seven-day period immediately following my execution hereof. As a result, this Release Agreement shall not become effective or enforceable and the Company shall have no obligation to make any payments or provide any benefits described herein until the seven-day revocation period has expired.

/s/ Gregory Beecher	July 17, 2019
Name: Gregory Beecher	Date

/s/ Nancy Perez	July 17, 2019
Witness	Date

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Gregory Beecher, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Release Agreement, have been advised of my right to consult with an attorney regarding such Release Agreement and have considered carefully every provision of the Release Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Release Agreement prior to the expiration of the 21-day period.

Dated:	July 17, 2019	/s/ Gregory Beecher
Name: Gregory Beecher

Dated:	July 17, 2019	/s/ Nancy Perez
Witness